Exhibit 99

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Dear shareholders and employees:

In recent days, First Mid-Illinois Bancshares, Inc., has taken several actions to prepare for the future and continue to provide quality service to shareholders and customers. Because some of these actions may affect you, I would like to share them with you in this letter.

U.S. GOVERNMENT CAPITAL PURCHASE PLAN
After closely reviewing the U.S. Department of Treasury’s Capital Purchase Program – the government’s plan to infuse capital into the banking system through purchase of equity in financial institutions – First Mid has decided not to participate. We made this decision chiefly because the rules of participation would have, among other things, restricted payment of dividends on common stock and the repurchase of stock by the Company.  First Mid possesses more than sufficient regulatory capital to qualify it for treatment as “well-capitalized.”

PREFERRED STOCK ISSUANCE
On December 11, 2008, our Board of Directors approved a proposal to make a private placement offering to certain eligible purchasers of up to $25 million of non-cumulative perpetual convertible preferred stock.  The preferred stock offered in the proposed private placement will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.  We expect to finalize the private placement plan in the first quarter of 2009.

FDIC PROGRAMS
We also made the decision to participate in the Federal Deposit Insurance Corporation (FDIC) Transaction Account Guarantee Program, designed to strengthen confidence and encourage liquidity in the banking system. This program is a good one, and is important to our customers because it gives unlimited insurance coverage on all non-interest bearing transaction account deposits and NOW account deposits earning less than .50% through December 31, 2009.  There is no charge to customers for this insurance coverage, but we will pay the FDIC 10 basis points (one tenth of one percent) on these deposits. All banks were eligible for the program, but not all chose to participate.

We also decided to participate in the FDIC’s Debt Guarantee Program. This program provides participating financial institutions a guarantee on any newly issued (October 14, 2008, through June 30, 2009) senior unsecured debt. The guarantee will remain in effect through June 30, 2012. We have no plans to issue such debt, but, because there is no cost if no debt is issued, we decided to participate to retain flexibility.

STOCK BUY-BACK PROGRAM
Finally, consistent with the our ongoing stock buy-back program initiated ten years ago, the Board of Directors authorized the repurchase of $2.5 million of additional shares of the Company’s common stock. This brings the total amount of common stock authorized for repurchase going forward to approximately $3,148,000. The repurchase of stock by the Company demonstrates our confidence in the future of First Mid-Illinois Bancshares and provides liquidity for our shareholders.

I hope you find this informative and, as always, if you have questions, please feel free to contact me directly at 217-258-0415 or email browland@firstmid.com.

Thank you for your support, thank you for your trust and thank you for your confidence in First Mid.

Very truly yours,

/s/ William S. Rowland

William S. Rowland
Chairman & CEO
First Mid-Illinois Bancshares Inc.